Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate’s Profitable Growth Continues in Second Quarter
Strategy generates attractive returns

NORTHBROOK, Ill., July 30, 2019 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2019.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2019	2018	% / pts Change	2019	2018	% / pts Change
Consolidated revenues	$11,144	$10,099	10.3	$22,134	$19,869	11.4
Net income applicable to common shareholders	821	678	21.1	2,082	1,655	25.8
per diluted common share	2.44	1.91	27.7	6.17	4.63	33.3
Adjusted net income*	735	710	3.5	1,511	1,818	(16.9)
per diluted common share*	2.18	2.00	9.0	4.48	5.09	(12.0)
Return on common shareholders’ equity (trailing twelve months)
Net income applicable to common shareholders				11.2%	18.5%	(7.3)
Adjusted net income*				13.5%	17.0%	(3.5)
Book value per common share				67.28	59.16	13.7
Property-Liability combined ratio
Recorded	95.8	94.4	1.4	93.8	91.0	2.8
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	84.4	85.0	(0.6)	84.3	84.3	—
Property and casualty insurance premiums written	9,393	8,838	6.3	18,088	16,969	6.6
Catastrophe losses	1,072	906	18.3	1,752	1,267	38.3
Total policies in force (in thousands)				129,827	88,434	46.8

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s customer-driven strategy produced excellent results in the second quarter,” said Tom Wilson, Chair, President and Chief Executive Officer of The Allstate Corporation. “Revenues exceeded $11 billion and total policies in force grew to over 129 million, reflecting SquareTrade’s exceptional growth. The Allstate and Esurance brand strategies are working, with 793,000 policies added, which was a 2.5% increase compared to prior year. Property-Liability insurance premiums written increased by $985 million through the first six months. Investments, Allstate Life, Allstate Benefits and the Service Businesses also had strong results. Net income rose to $821 million, and adjusted net income* totaled $735 million in the quarter, or $2.18 per share.

“The strategy of increasing market share in Property-Liability products and expanding into other protection products is gaining momentum. This is supported by excellent operating results which have led us to improve our outlook for the 2019 Property-Liability underlying combined ratio* by 1.5 points to 84.5 to 86.5(1). Importantly, overall results generated a 13.5% adjusted net income return on equity*. Shareholders have also been provided strong cash returns with $643 million of common shareholder dividends and $1.8 billion of common share repurchases (5.6% of outstanding shares) over the last 12 months,” concluded Wilson.

Second Quarter 2019 Results

•
Total revenue of $11.14 billion in the second quarter of 2019 increased 10.3% compared to the prior year quarter as Property-Liability insurance premiums earned increased 6.0%. Net investment income also grew by 14.3% and realized capital gains increased revenues by $324 million.

•
Net income applicable to common shareholders was $821 million, or $2.44 per diluted share, in the second quarter of 2019, compared to net income of $678 million, or $1.91 per diluted share, in the second quarter of 2018. Adjusted net income* of $735 million for the second quarter was above the prior year quarter due to higher earned premium and net investment income, partially offset by increased catastrophe losses.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
(% to earned premiums)	2019	2018	pts Change	2019	2018	pts Change
Recorded Combined Ratio	95.8	94.4	1.4	93.8	91.0	2.8
Allstate Brand Auto	92.8	92.5	0.3	91.6	90.2	1.4
Allstate Brand Homeowners	104.3	97.9	6.4	98.3	89.2	9.1
Esurance Brand	100.6	101.9	(1.3)	100.0	100.7	(0.7)
Encompass Brand	97.2	98.0	(0.8)	99.0	97.9	1.1

Underlying Combined Ratio*	84.4	85.0	(0.6)	84.3	84.3	—
Allstate Brand Auto	91.1	92.3	(1.2)	90.7	90.9	(0.2)
Allstate Brand Homeowners	62.1	62.9	(0.8)	62.9	63.0	(0.1)
Esurance Brand	96.2	95.9	0.3	96.8	97.1	(0.3)
Encompass Brand	89.8	85.2	4.6	89.2	86.2	3.0

•	Property-Liability underwriting income of $367 million in the second quarter of 2019 was $88 million below the prior year quarter, primarily due to higher catastrophe losses.

◦
The underlying combined ratio* of 84.4 for the second quarter of 2019 was 0.6 points below the prior year quarter due to lower operating expenses partially offset by increased claim severity. Auto insurance profitability continued to benefit from lower accident frequency.

◦
Non-catastrophe prior year reserve releases of $86 million in the second quarter of 2019 included favorable personal lines auto injury coverages development, partially offset by strengthening in commercial reserves.

◦
Allstate brand auto insurance net written premium grew 5.0% in the second quarter of 2019 compared to the prior year quarter, reflecting a 2.5% increase in policies in force and higher average premium. The recorded combined ratio of 92.8 in the second quarter of 2019 was 0.3 points higher than the prior year quarter. The underlying combined ratio* of 91.1 in the quarter was 1.2 points lower than the second quarter of 2018 due to higher premiums earned, reduced operating expenses and lower accident frequency, partially offset by increased claim severity.

_________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

◦
Allstate brand homeowners insurance net written premium grew 6.5% in the second quarter of 2019 compared to the prior year quarter due to a 5.6% increase in average premiums and 1.6% growth in policies in force. The recorded combined ratio of 104.3 in the second quarter was 6.4 points higher than the second quarter of 2018, primarily driven by elevated catastrophe losses. The underlying combined ratio* of 62.1 was 0.8 points lower than the prior year quarter due to higher premiums earned, reduced operating expenses and lower frequency, partially offset by increased claim severity.

◦
Esurance brand policies in force increased 8.4% in the second quarter of 2019 compared to the prior year quarter, resulting in net written premium growth of 9.6%. The recorded combined ratio of 100.6 in the second quarter of 2019 was 1.3 points lower than the prior year quarter, while the underlying combined ratio* of 96.2 was 0.3 points higher than the second quarter of 2018, primarily due to increased claim severity partially offset by higher premiums earned.

◦
Encompass brand net written premium increased 1.1% in the second quarter of 2019 compared to the prior year quarter as higher average premiums offset a small decline in policies in force. The recorded combined ratio of 97.2 in the second quarter of 2019 was 0.8 points lower than the prior year quarter, due to lower catastrophe losses and reduced expenses, partially offset by higher non-catastrophe losses. The underlying combined ratio* of 89.8 in the second quarter was 4.6 points higher than the second quarter of 2018.

Service Businesses Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2019	2018	% / $ Change	2019	2018	% / $ Change
Total Revenues	$405	$320	26.6%	$797	$633	25.9%
SquareTrade	170	122	39.3	334	244	36.9
Allstate Roadside Services	73	77	(5.2)	146	151	(3.3)
Allstate Dealer Services	114	100	14.0	221	196	12.8
Arity	25	21	19.0	49	42	16.7
InfoArmor	23	—	NA	47	—	NA
Adjusted Net Income (Loss)	$16	$2	$14	$27	$(1)	$28
SquareTrade	19	5	14	33	7	26
Allstate Roadside Services	(3)	(4)	1	(9)	(9)	—
Allstate Dealer Services	7	4	3	13	7	6
Arity	(1)	(3)	2	(3)	(6)	3
InfoArmor	(6)	—	NA	(7)	—	NA
NA = not applicable

•
Service Businesses policies in force grew to 89.7 million, and revenues increased 26.6% compared to the second quarter of 2018. Adjusted net income was $16 million, an increase of $14 million compared to the prior year quarter.

◦
SquareTrade revenue was $170 million in the second quarter of 2019, reflecting policy growth of 39.5 million compared to the second quarter of 2018. Adjusted net income was $19 million in the second quarter of 2019, due to higher premiums and improved loss experience.

◦	Allstate Roadside Services revenue was $73 million in the second quarter of 2019. The adjusted net loss of $3 million in the second quarter was comparable to the prior year quarter.

◦	Allstate Dealer Services revenue grew 14.0% compared to the second quarter of 2018, and adjusted net income was $7 million, reflecting higher premiums and improved loss experience.

◦	Arity revenue was $25 million in the second quarter of 2019, primarily from contracts with affiliates. The adjusted net loss of $1 million in the quarter includes product development costs.

◦	InfoArmor had revenues of $23 million and an adjusted net loss of $6 million in the second quarter of 2019, related to growth and integration investments.

Allstate Life, Benefits and Annuities Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2019	2018	% Change	2019	2018	% Change
Premiums and Contract Charges
Allstate Life	$333	$326	2.1%	$670	$653	2.6%
Allstate Benefits	284	283	0.4	572	569	0.5
Allstate Annuities	4	3	33.3	7	6	16.7
Adjusted Net Income
Allstate Life	$68	$80	(15.0)%	$141	$151	(6.6)%
Allstate Benefits	37	36	2.8	68	65	4.6
Allstate Annuities	52	44	18.2	27	79	(65.8)

•
Allstate Life adjusted net income was $68 million in the second quarter of 2019, $12 million lower than the prior year quarter, as higher contract benefits and expenses were partially offset by increased premiums.

•
Allstate Benefits adjusted net income was $37 million in the second quarter of 2019, $1 million higher than the prior year quarter, as increased revenue was partially offset by higher operating costs and expenses.

•	Allstate Annuities adjusted net income of $52 million in the second quarter of 2019 was $8 million higher than the prior year quarter due to increased performance-based investment income.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2019	2018	% / pts Change	2019	2018	% / pts Change
Net investment income	$942	$824	14.3	$1,590	$1,610	(1.2)
Market-based investment income(1)	731	696	5.0	1,424	1,348	5.6
Performance-based investment income(1)	261	176	48.3	267	357	(25.2)
Realized capital gains and losses	324	(25)	NM	986	(159)	NM
Change in unrealized net capital gains, pre-tax	1,104	(324)	NM	2,439	(1,326)	NM
Total return on investment portfolio	2.8%	0.5%	2.3	6.1%	—%	6.1
Total return on investment portfolio (trailing twelve months)				7.0%	2.5%	4.5

(1)	Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.
NM = not meaningful

•
Allstate Investments $86 billion portfolio generated a strong total return of 2.8% in the second quarter of 2019, and net investment income was $942 million, an increase of $118 million from the prior year quarter.

◦	Total return on the investment portfolio of 7.0% for the latest 12 months reflects proactive risk and return positioning.

◦
Market-based investments contributed $731 million of investment income in the second quarter of 2019, an increase of $35 million, or 5.0%, compared to the prior year quarter. The market-based portfolio benefited from investment at higher market yields and a duration extension of the fixed income portfolio.

◦
Performance-based investments generated investment income of $261 million in the second quarter of 2019, an increase of $85 million, or 48.3%, compared to the prior year quarter. Additionally, there were $37 million in capital gains, primarily from the sale of direct investments. The trailing 12-month performance-based return was 9.3%.

◦
Net realized capital gains were $324 million in the second quarter of 2019, compared to losses of $25 million in the prior year quarter. Net realized gains for the quarter were primarily related to higher valuation of equity investments and gains related to the sale of market-based and performance-based investments.

◦	Unrealized net capital gains increased $1.1 billion from the first quarter of 2019, as lower market yields resulted in higher fixed income valuations.

Proactive Capital Management

“Allstate’s shareholders benefited from excellent returns which resulted in strong cash proceeds and an increase in book value,” said Mario Rizzo, Chief Financial Officer. “Adjusted net income return on common shareholders’ equity* was 13.5% for the 12 months ended June 30, 2019. Allstate also returned $664 million of capital to shareholders during the second quarter through a combination of $166 million in common stock dividends and repurchasing $498 million of outstanding shares, including the settlement of the accelerated share repurchase program. Book value per diluted common share of $67.28 was 13.7% higher than June 30, 2018, reflecting strong income generation and appreciation of the investment portfolio.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9:00 a.m. ET on Wednesday, July 31.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2019	December 31, 2018
Assets
Investments:
Fixed income securities, at fair value (amortized cost $56,008 and $57,134)	$58,484	$57,170
Equity securities, at fair value (cost $6,673 and $4,489)	7,906	5,036
Mortgage loans	4,687	4,670
Limited partnership interests	7,818	7,505
Short-term, at fair value (amortized cost $3,740 and $3,027)	3,740	3,027
Other	3,856	3,852
Total investments	86,491	81,260
Cash	599	499
Premium installment receivables, net	6,380	6,154
Deferred policy acquisition costs	4,667	4,784
Reinsurance and indemnification recoverables, net	9,292	9,565
Accrued investment income	633	600
Property and equipment, net	1,058	1,045
Goodwill	2,547	2,530
Other assets	3,649	3,007
Separate Accounts	3,058	2,805
Total assets	$118,374	$112,249
Liabilities
Reserve for property and casualty insurance claims and claims expense	$28,105	$27,423
Reserve for life-contingent contract benefits	12,337	12,208
Contractholder funds	17,964	18,371
Unearned premiums	14,752	14,510
Claim payments outstanding	915	1,007
Deferred income taxes	997	425
Other liabilities and accrued expenses	9,142	7,737
Long-term debt	6,628	6,451
Separate Accounts	3,058	2,805
Total liabilities	93,898	90,937
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 79.8 thousand shares issued and outstanding, $1,995 aggregate liquidation preference	1,930	1,930
Common stock, $.01 par value, 900 million issued, 330 million and 332 million shares outstanding	9	9
Additional capital paid-in	3,477	3,310
Retained income	45,803	44,033
Deferred Employee Stock Ownership Plan expense	(3)	(3)
Treasury stock, at cost (570 million and 568 million shares)	(28,500)	(28,085)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	83	75
Other unrealized net capital gains and losses	1,865	(51)
Unrealized adjustment to DAC, DSI and insurance reserves	(294)	(26)
Unrealized net capital gains and losses	1,654	(2)
Unrealized foreign currency translation adjustments	(40)	(49)
Unamortized pension and other postretirement prior service credit	146	169
Total accumulated other comprehensive income	1,760	118
Total shareholders’ equity	24,476	21,312
Total liabilities and shareholders’ equity	$118,374	$112,249

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenues
Property and casualty insurance premiums	$8,986	$8,460	$17,788	$16,746
Life premiums and contract charges	621	612	1,249	1,228
Other revenue	271	228	521	444
Net investment income	942	824	1,590	1,610
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(12)	(4)	(28)	(4)
OTTI losses reclassified to (from) other comprehensive income	(3)	—	(1)	(1)
Net OTTI losses recognized in earnings	(15)	(4)	(29)	(5)
Sales and valuation changes on equity investments and derivatives	339	(21)	1,015	(154)
Total realized capital gains and losses	324	(25)	986	(159)
Total revenues	11,144	10,099	22,134	19,869

Costs and expenses
Property and casualty insurance claims and claims expense	6,356	5,777	12,176	10,906
Life contract benefits	511	483	1,008	987
Interest credited to contractholder funds	156	165	318	326
Amortization of deferred policy acquisition costs	1,362	1,296	2,726	2,569
Operating costs and expenses	1,380	1,358	2,760	2,661
Pension and other postretirement remeasurement gains and losses	125	(7)	140	7
Restructuring and related charges	9	23	27	42
Amortization of purchased intangibles	32	23	64	45
Impairment of purchased intangibles	55	—	55	—
Interest expense	82	86	165	169
Total costs and expenses	10,068	9,204	19,439	17,712

Gain on disposition of operations	2	2	3	3

Income from operations before income tax expense	1,078	897	2,698	2,160

Income tax expense	227	180	555	437

Net income	851	717	2,143	1,723

Preferred stock dividends	30	39	61	68

Net income applicable to common shareholders	$821	$678	$2,082	$1,655

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$2.47	$1.94	$6.27	$4.71

Weighted average common shares – Basic	332.0	349.2	332.3	351.6

Net income applicable to common shareholders per common share – Diluted	$2.44	$1.91	$6.17	$4.63

Weighted average common shares – Diluted	336.9	354.6	337.2	357.2

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in adjusted net income,

•	pension and other postretirement remeasurement gains and losses, after-tax,

•	valuation changes on embedded derivatives not hedged, after-tax,

•
amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,

•	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, adjusted net income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in adjusted net income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and adjusted net income. Taxes on adjustments to reconcile net income applicable to common shareholders and adjusted net income generally use a 21% effective tax rate and are reported net of income taxes as the reconciling adjustment.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2019	2018	2019	2018
Net income applicable to common shareholders	$821	$678	$2.44	$1.91
Realized capital gains and losses, after-tax	(256)	19	(0.76)	0.05
Pension and other postretirement remeasurement gains and losses, after-tax	99	(6)	0.29	(0.01)
Valuation changes on embedded derivatives not hedged, after-tax	2	—	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	1	3	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	26	18	0.08	0.05
Impairment of purchased intangibles, after-tax	43	—	0.13	—
Gain on disposition of operations, after-tax	(1)	(1)	—	—
Adjusted net income*	$735	$710	$2.18	$2.00

	Six months ended June 30,
	Consolidated		Per diluted common share
	2019	2018	2019	2018
Net income applicable to common shareholders	$2,082	$1,655	$6.17	$4.63
Realized capital gains and losses, after-tax	(780)	125	(2.31)	0.35
Pension and other postretirement remeasurement gains and losses, after-tax	110	5	0.33	0.02
Valuation changes on embedded derivatives not hedged, after-tax	5	(4)	0.01	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	3	5	0.01	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(1)	—	—
Business combination expenses and the amortization of purchased intangibles, after-tax	51	35	0.15	0.10
Impairment of purchased intangibles, after-tax	43	—	0.13	—
Gain on disposition of operations, after-tax	(2)	(2)	(0.01)	(0.01)
Adjusted net income*	$1,511	$1,818	$4.48	$5.09

Adjusted net income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Adjusted net income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and adjusted net income return on common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2019	2018
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$2,439	$3,759
Denominator:
Beginning common shareholders’ equity (1)	$20,819	$19,806
Ending common shareholders’ equity (1)	22,546	20,819
Average common shareholders’ equity	$21,683	$20,313
Return on common shareholders’ equity	11.2%	18.5%

($ in millions)	For the twelve months ended June 30,
	2019	2018
Adjusted net income return on common shareholders’ equity
Numerator:
Adjusted net income *	$2,822	$3,322

Denominator:
Beginning common shareholders’ equity (1)	$20,819	$19,806
Less: Unrealized net capital gains and losses	54	1,526
Adjusted beginning common shareholders’ equity	20,765	18,280

Ending common shareholders’ equity (1)	22,546	20,819
Less: Unrealized net capital gains and losses	1,654	54
Adjusted ending common shareholders’ equity	20,892	20,765
Average adjusted common shareholders’ equity	$20,829	$19,523
Adjusted net income return on common shareholders’ equity *	13.5%	17.0%
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(1) Excludes equity related to preferred stock of $1,930 million as of June 30, 2019, $2,303 million as of June 30, 2018 and $1,746 million as of June 30, 2017.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	95.8	94.4	93.8	91.0
Effect of catastrophe losses	(12.3)	(11.1)	(10.2)	(7.8)
Effect of prior year non-catastrophe reserve reestimates	0.9	1.7	0.7	1.1
Underlying combined ratio*	84.4	85.0	84.3	84.3

Effect of prior year catastrophe reserve reestimates	—	0.5	0.3	0.2

Allstate brand - Total	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	95.4	93.8	93.2	90.1
Effect of catastrophe losses	(13.0)	(11.2)	(10.7)	(7.9)
Effect of prior year non-catastrophe reserve reestimates	1.0	1.7	0.8	1.3
Underlying combined ratio*	83.4	84.3	83.3	83.5

Effect of prior year catastrophe reserve reestimates	—	0.5	0.3	0.3

Allstate brand - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	92.8	92.5	91.6	90.2
Effect of catastrophe losses	(3.3)	(3.1)	(2.3)	(1.5)
Effect of prior year non-catastrophe reserve reestimates	1.6	2.9	1.4	2.2
Underlying combined ratio*	91.1	92.3	90.7	90.9

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)	—	(0.3)

Allstate brand - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	104.3	97.9	98.3	89.2
Effect of catastrophe losses	(42.6)	(36.0)	(35.5)	(26.7)
Effect of prior year non-catastrophe reserve reestimates	0.4	1.0	0.1	0.5
Underlying combined ratio*	62.1	62.9	62.9	63.0

Effect of prior year catastrophe reserve reestimates	0.3	2.4	1.3	2.0

Esurance brand - Total	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	100.6	101.9	100.0	100.7
Effect of catastrophe losses	(4.8)	(6.2)	(3.0)	(3.6)
Effect of prior year non-catastrophe reserve reestimates	0.4	0.2	(0.1)	0.1
Effect of amortization of purchased intangibles	—	—	(0.1)	(0.1)
Underlying combined ratio*	96.2	95.9	96.8	97.1

Effect of prior year catastrophe reserve reestimates	0.4	0.2	0.2	0.1

Encompass brand - Total	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Combined ratio	97.2	98.0	99.0	97.9
Effect of catastrophe losses	(10.2)	(15.6)	(11.0)	(13.5)
Effect of prior year non-catastrophe reserve reestimates	2.8	2.8	1.2	1.8
Underlying combined ratio*	89.8	85.2	89.2	86.2

Effect of prior year catastrophe reserve reestimates	1.6	0.8	1.6	2.0

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